Exhibit 10.1

FOURTH AMENDMENT TO THE

SALARY CONTINUATION AGREEMENT

FOR

LAURA CLARK

THIS AMENDMENT (the “Amendment”) is adopted as of the 1st day of November, 2024, by and between Opportunity Bank of Montana, located in Helena Montana (the “Employer”), and Laura Clark (the “Executive”).

The Employer and the Executive executed a Salary Continuation Agreement effective as of November 1, 2014 (as amended, the “Agreement”). The Company and the Executive now wish to increase the benefits provided to the Executive in the Agreement.

NOW, THEREFORE, the Employer and the Executive adopt the following amendments to the Agreement:

Section 2.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1         Normal Retirement Benefit. Upon Separation from Service on or after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount shown on the table below in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing until the Executive’s death.

Date of Separation from Service	Annual Benefit
10/31/2025	$33,150
10/31/2026	$41,709
3/31/2027	$46,000

Section 2.5 of the Agreement shall be deleted in its entirety and replaced by the following:

2.5         Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, the Employer shall pay the Beneficiary an annual benefit in the amount of Forty-Six Thousand Dollars ($46,000) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following the Executive’s death and continuing for fifteen (15) years.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below and as of the date above:

Executive:	Employer:

/s/ Laura F. Clark	By:	/s/ Rick Hays
	Its:	Board Chair